Exhibit 10.4

SILVER BULL RESOURCES, INC.

AMENDMENT TO MANAGEMENT RETENTION BONUS PLAN

This Amendment to the Silver Bull Resources, Inc. Management Retention Bonus Plan dated the 17th day of February, 2022 (this “Amendment”), is entered into by and among Silver Bull Resources, Inc. (“SB” or the “Company”) and Timothy Barry, Brian Edgar, Christopher Richards and David Xuan (collectively “Management”) and, together with the Company, the “Parties” and individually, a “Party”).

RECITALS

A.	The Company and the Management entered into the Management Retention Bonus Plan agreement, dated April 15, 2021 (the “Retention Plan”) pursuant to which the Parties agreed to the terms and conditions of retention of Management.

B.	The Parties now wish to enter into this Amendment in order to modify certain terms of the Retention Plan.

AGREEMENT

In consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each Party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree to the following amendments:

1.	Definitions

The following terms shall have the following definitions:

a.	For the purposes of the Retention Plan, “market capitalization” shall be calculated using the prevailing share price on a Canadian stock exchange multiplied by the number of the Company’s shares outstanding.

b.	“Change of Control” means the occurrence of one or more of the following events after the Effective Date of this Retention Plan:
i.	a sale, lease or other disposition of all or substantially all of the assets of the Company,

ii.	a consolidation or merger of the Company with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization; or

iii.	a transaction or series or related transactions pursuant to which any person, entity or group within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934 (“1934 Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Corporation representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

iv.	a transaction or series of transactions pursuant to which (A) (i) any person, entity or group within the meaning of Section 13(d) or 14(d) of the 1934 Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Corporation representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors or securities of the Corporation that, upon conversion or exchange of such securities, would represent at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors, or (ii) a consolidation or merger of the Corporation with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than eighty percent (80%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization and (B) in connection with or as a result of such transaction or series of transactions, either (i) one-half (or more) of the members of the Board of Directors of the Corporation resign or are replaced with nominees designated by such person, entity or group or (ii) the Chief Executive Officer of the Corporation resigns or is terminated as a result of such transaction or series of transactions.

2.	Amendments

a.	Clause 5 of the Retention Plan to be replaced by the following wording:

5. In the event that SB is the subject of a Change of Control, the 1% bonus shall be paid if the market capitalization of the Company is equal to or greater than $250,000,000 at any point prior to the closing o of the transaction and be equal to 1% of the bid price less any 1% bonus that may have been previously paid.

b.	Clause 10 of the Retention Plan to be replaced by the following wording:

10.        At the sole discretion of the Company’s Board of Directors, SB shall not be obligated to pay a bonus in cash under this agreement if it lacks funds at the time.  In lieu of cash, the Company’s Board of Directors may choose to settle any bonus debt by issuing and delivering shares of SB for such debt valued at the 5-day trading VWAP for SB’s shares on the market calculated up to the day before the issue of the shares.

3.       No Other Waiver or Amendment. Except as expressly modified herein, all terms and provisions of the Retention Plan shall remain unchanged and in full force and effect. This Amendment shall not be deemed to prejudice any rights or remedies which any Party may now have or may have in the future under or in connection with the Retention Plan or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified.

4.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The Parties hereby attorn to and submit to the jurisdiction of the courts of British Columbia.

5.       Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

6.       Legal Advice. Management acknowledge this Amendment has been prepared by the Company and that Management have had sufficient time to review this Amendment thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of this Amendment prior to their execution. By signing this Amendment, Management represent and warrant that they have read and understood this Amendment and that they execute them of their own free will and act.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date and year first above written.

SILVER BULL RESOURCES, INC.

Per: /s/ John McClintock

John McClintock

SIGNED, SEALED AND DELIVERED:

/s/ Timothy Barry

Timothy Barry

/s/ Brain Edgar

Brian Edgar

/s/ Christopher Richards

Christopher Richards

/s/ David Xuan

David Xuan